EXHIBIT 99.1

UNITED TECHNOLOGIES RECOMMENDS SHAREHOLDERS REJECT TRC CAPITAL “MINI-TENDER” OFFER

•	Unsolicited mini-tender offer is below current market price for UTC shares

•	Shareholders who have already tendered shares advised to withdraw

•	UTC urges investors to review current share price, exercise caution and consult with advisors
HARTFORD, Conn., Dec. 19, 2014 - United Technologies Corp. (NYSE:UTX) received notice of an unsolicited mini-tender offer by TRC Capital Corporation to purchase up to 1 million shares, or about 0.11 percent, of UTC’s outstanding common stock at a price of $108.85 per share in cash. As TRC Capital’s own offer document acknowledges, the offering price is approximately 4.55 percent below the closing price per share of UTC on Dec. 11, 2014, the last trading day before the mini-tender offer was commenced. The offer is for approximately 0.11 percent of the outstanding shares of common stock.
UTC recommends that shareholders reject this unsolicited offer because the offer price is below the current market price for UTC shares. The offer also is subject to numerous conditions, including TRC Capital obtaining sufficient financing necessary to consummate the offer. UTC also recommends that any shareholders who have tendered shares to TRC Capital withdraw those shares by providing the written notice described in the offering documentation before the expiration of the offer, which is currently scheduled for 12:01 a.m., Eastern Time, on Jan. 13, 2015.
UTC is not associated with TRC Capital, its mini-tender offer or the mini-tender offer documentation.
TRC Capital has made similar unsolicited mini-tender offers for shares of other public companies. Mini-tender offers are designed to seek less than 5 percent of a company’s outstanding shares, thereby avoiding many investor protections including the disclosure and procedural requirements applicable to most bids under United States securities laws. As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under United States securities laws. The U.S. Securities and Exchange Commission (SEC) has cautioned investors about mini-tender offers noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC also published investor tips regarding these offers on its website at: http://www.sec.gov/investor/pubs/minitend.htm.
UTC encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosures on the SEC’s website at: http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.
UTC urges investors to obtain current market quotations for their shares, consult with their broker or financial advisor and exercise caution with respect to TRC Capital’s offer.
UTC requests that a copy of this news release be included with all distributions of materials relating to TRC Capital’s mini-tender offer related to the United Technologies Corp. shares of common stock.
United Technologies, based in Hartford, Connecticut, provides high technology products and services to the building and aerospace industries. For more information, visit our website at www.utc.com or follow us on Twitter: @UTC.

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